Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Sponsor, Trustee and Unit Holders of

Taxable Fixed Income Trust, Spectrum Preferred Securities Portfolio, 2007 Series A:

We consent to the use of our report dated October 24, 2007, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

New York, New York

October 24, 2007